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                                                                   EXHIBIT 10.25

     Landlord:  Dongguan Weng Li Zheng Economic Development Company (hereafter named "Party A")
     Address: 2/F Weng Li Zheng Economic Development Building, Dongguan
     Tel.:  0769-3371828
     Tenant:  Creative Master Limited (hereafter named "Party B")
     Address:  8/F., Casey Ind. Bldg., 18 Bedford Road, Taikoktsui, Kln.
     Tel.:  00852-23960147

     After discussion, both parties agree the following:
     A. Starting from Feb 1, 1997, Party A let 1 block of factory plant and 1 block of dormitory to Party B. The total area of the factory plant is 3,141m/2/, in a rate of HK$7/month. The total area of the dormitory is 2,860 m/2/, in a rate of HK$6/month. The total monthly rental fee is HK$39,147.00
     B. Party A agrees not to let the block B to other party for 1 year. Party B also guarantees that it will rent block B in the 2nd year, meaning that Party B has to pay the rental fee of block B starting from Feb 1, 1998. The total monthly rental fee is HK$21,987.00. If Party B use block B in the 1st year, it has to pay the rent according to the actual value and its usage area.
     C. Party A guarantees that it is willing to construct 1 block of dormitory (with not less than 1,000 people) for Party B. But Party B has to inform Party A 5 months earlier if it wants to build the dormitory.
     D. After signing the contract, Party A has to install all the electricity room and other facilities. The rental fee during this period is HK$7/m/2//month. The detail will be listed in the supplementary agreement.
     E. Party A has to provide 300 Watt electricity for Party B. Party B has to pay RMB$72/1000 Watt per month. Thus, the total rental fee is RMB$21,600.00. The rent has to be paid bi-annually. When Party B rent block B, Party A has to increase the electricity by 200 Watt. Thus, Party B has to pay extra rental fee.
     F.   Letting Period
          1. The letting period starts from Feb 1, 1997 and will last for 5 years. After the letting period, Party B has prior right to rent the building.
          2. The rental fee will adjust in every 3 years. The increment rate is basically 15%, but will depend on the real market value.
     G.   Payment
          After signing the agreement, Party B has to pre-pay 3 month rent, in which the rental fee for the 1st month will be considered as mortgage. The remaining fee will be considered as the rental fee for the coming months. Party B has to pay the rental fee on the 1st date of each month afterwards. If Party B pay the rental fee after the deadline without the permission of Party A, Party B has to pay 1% extra fee. After discussion, Party A agrees to allow Party B to decorate the building for 75 days. This means that Party B has to pay the rental fee starting from Feb 1, 1997

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      H.  Others
          1. Party A provides electricity room with high voltage for Party B, others will be responsible by Party B
          2.   Party A provides water for the building
          3.   Party B provides fire prevention facilities
          4.   Party B installs lift in the factory plant
          5. During the production period, if Party B want to construct extra building, it should ask for the permission of Party A. The extra construction must not affect the outlook of the buildings and the exit.
          6. Party B is responsible for the factory plant, dormitory and other buildings during the letting period. After the letting period or if Party B move out from the buildings, Party B has to pay the maintenance fee to Party A.
          7. Party A charges Party B for the rental fee of the building. Other fees that concerns with economic problems will be borne by Party B
          8. Party B has to buy insurance for the factory plant and dormitory. The insurance amount should equals to the rate of $450/m/2//month. If Party B did not buy insurance and cause any damages, all the cost will be borne by Party B
          9. Breach of Contract: If any party breach the contract, this party has to pay 6-month rental fee to the other for compensation
          10. If the parties found that the content of the agreement is inadequate, they can discuss together.
      I. There are 2 original copies of this agreement, both parties get one of them.

                                      2.
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     Landlord: Dongguan Weng Li Zheng Real Estate Development Company
                   (hereafter named "Party A")
     Tenant: Changying Toys Manufacturing Company (hereafter named "Party B")


     According to the agreement signed in Nov 19, 96, both parties agree the following:

     A. Party A agrees to let 1/F and 2/F of Block B to Party B, with total area of 2,094m/2/. The rental fee is HK$7/m/2//month, meaning that the monthly rental fee is HK$14,658.
     B. Party B has to pay the captioned rental fee from Feb 1, 1998. Party B is also required to pay the rental fee on the 1st date of the following months.
     C. Starting from Feb 1, 1998, both parties agree that Party B has to pay HK$63,077.20 each month to Party A.
     D. The responsibility of Party B on Block B is the same as that of Block A.
     E. If this agreement is inadequate, both parties should follow the original agreement.
     F.   This agreement has two original copies, both parties get one of them.

                                      3.
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Landlord: Dongguan Weng Li Zheng Real Estate Development Company (Party A)
Tenant:   Creative Master Limited (Party B)

According to the agreement signed on Nov 19, 98, both parties agree the following:

A. Starting from Jul 1, 1997, Party A agree to let Party B the 3/F of the block B factory plant, with total area of 1,047m/2/. The rental fee is HK$7/m/2//month, total rental fee is HK$7,329.00.
B. Party B has to pay the above rental fee starting from Jul 1, 97. Party B has to pay this the rental fee on the 1st day of each month together with the rental fee of block A.

C.   The responsibility of Party B on this building is the same as block A.
D. If this agreement is inadequate, both parties should follow the original agreement
E. There are 2 original copies of this agreement, both parties get one of them.

                                       4.

Party A:  Dongguan Weng Li Zheng Economic Development Company
Party B:  Creative Master Limited

After discussion, both parties agree to the following:

A. After checking by both parties, the area of the newly built factory plant and 2 blocks of dormitory is 8,224M/2/, 1,442M/2/, and 1,279M/2/ respectively. The total area of these buildings is 10,945M/2/. The monthly rent is HK$8/M/2/, approximately HK$47,560.

B. Both parties agree that 10/1/1998 is the date where Party A let the factory plant to Party B. Thus, according to the original agreement, the letting period will last for 5 years, that is from 10/1/1998 to 9/30/2003. The maintenance period lasts for 45 days, that is from 10/1 to 11/15. The next day of 11/15 is the date that Party B needs to pay the rent.

C. There are 2 original copies of this agreement, both parties get one of them.



Party A:  /s/ (illegible)                              Party B:  /s/ (illegible)
               seal

Dated:    October 13, 1998



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